News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

Berry Petroleum Company Announces the Retirement of its Chief Financial Officer

Bakersfield, Calif. -- (BUSINESS WIRE) -- December 12, 2007-- Berry Petroleum Company (NYSE:BRY) (“Company”) today announced that Ralph J. Goehring has informed the Company’s Board of Directors that he intends to retire from his position as Chief Financial Officer during the summer of 2008.  He will serve as an executive assistant to the President and Chief Executive Officer through the end of next year facilitating various special projects.

Mr. Goehring joined the Company in 1987 as the Manager of Taxation and was promoted to Chief Financial Officer in March 1992.  He was also promoted to Executive Vice President in 2004.

“Ralph has been an instrumental part of the success of Berry Petroleum Company over the past twenty years.  He has participated in Berry’s entire journey from the Company’s initial public offering in 1989, its growth in California and Berry’s expansion into the Rockies while building a strong financial foundation for the Company.  Ralph has made notable contributions in the areas of tax management, investor relations and financial strategy.  We thank him for his many contributions and wish him well in his future endeavors” said Robert F. Heinemann, President and Chief Executive Officer.

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements and indicate risk and uncertainty, and actual outcomes may differ from those indicated.

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